Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Point Blank Solutions, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-99032) on Form S-8 of Point Blank Solutions, Inc. of our reports dated September 28, 2007, with respect to the consolidated balance sheets of Point Blank Solutions, Inc. as of December 31, 2006, 2005, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K/A of Point Blank Solutions, Inc.

RACHLIN LLP

Fort Lauderdale, Florida

February 18, 2008